UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 3, 2019

IMH Financial Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52611	23-1537126
(Commission File Number)	(IRS Employer Identification No.)

7001 N. Scottsdale Rd., Suite # 2050 Scottsdale, Arizona	85253
(Address of Principal Executive Offices)	(Zip Code)

480-840-8400
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

CEO Employment Agreement:

On September 3, 2019, IMH Financial Corporation (the “Company”) entered into an Executive Employment Agreement (the “Parson Employment Agreement”) with Chadwick Parson, with an effective date as of August 30, 2019. As further described in Item 5.02 below, effective November 1, 2019, Mr. Parson will serve as the Company’s Chief Executive Officer and be appointed as Chairman of the Board of Directors. Since March 1998, Mr. Parson has worked at J.P. Morgan Securities LLC and is currently a Managing Director in J.P. Morgan’s Special Opportunities Group. Mr. Parson joined the Company’s board effective April 24, 2017 when he was designated by JPMorgan Chase Funding Inc. (as the holder of the Company’s Cumulative Convertible Series B-2 Preferred Stock) to serve as a member of the Company’s board (the “Series B-2 Director”). In addition, Mr. Parson currently serves on the Investment Committee of the Board of Directors.

Mr. Parson shall be employed from November 1, 2019 (the “Commencement Date”) through December 31, 2024 (the “Initial Term”). The Initial Term shall automatically be extended for successive one-year periods, unless otherwise terminated for cause or either the Company or Mr. Parson notifies the other party in writing that the Initial Term (or any subsequent renewal term) shall not be renewed, no later than the 180 days prior to the expiration of such term.

In exchange for Mr. Parson’s services, the Company has agreed to pay Mr. Parson an annual base salary of $750,000 (subject to a 3% annual cost of living increase), which may be reduced by the Company, but in no event to an amount less than $500,000, if the Company does not secure at least $75.0 million in new capital by the 30-month anniversary of the Commencement Date. Mr. Parson is also entitled to annual incentive compensation based on objectives as may be set forth by the Board’s Compensation Committee. Mr. Parson shall also be entitled to earn a one-time cash bonus of $900,000 in the event the Company closes a restructuring or recapitalization event within 30 months of the Commencement Date, which such bonus shall be payable within 30 days following such restructuring or recapitalization event.

In addition, the Company has agreed to award Mr. Parson, on the Commencement Date, 400,000 restricted shares of the Company’s common stock under the terms of an award agreement to be entered into between the Company and Mr. Parson pursuant to the terms and provisions of the 2010 IMH Financial Corporation Employee Stock Incentive Plan. Such restricted shares shall vest ratably over a three year period from the Commencement Date, unless such vesting is otherwise accelerated for reasons described in the award agreement. Mr. Parson shall be entitled to a relocation allowance of up to $200,000. The Company shall also provide fringe benefits and paid time-off consistent with those of other executives of the Company, as well as up to a maximum amount of $20,000 per year to cover the cost of premiums for a life insurance policy with Mr. Parson’s estate as the beneficiary.

In the event of termination without Cause or if Mr. Parson resigns with Good Reason (as both terms are defined in the Parson Employment Agreement), Mr. Parson shall be entitled to any unpaid accrued amounts due, the immediate vesting of all unvested equity-based grants, a prorated amount of any incentive compensation earned during the year of termination, and severance pay equal to the amount of any base salary that would be otherwise payable throughout the Initial Term (and if terminated after the third anniversary of the Commencement Date, an additional amount equal to the one year of base pay), but in no event shall the severance amount exceed three times of his base salary.

The agreement also contains various representations, protective covenants, termination provisions, non-compete provisions and other obligations and terms that are commonly contained in an agreement of this nature.

The above summary of the Parson Employment Agreement is qualified in its entirety by reference to the Executive Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Executive Officer:

As described above in Item 1.01, Mr. Parson has been appointed as the Company’s new Chief Executive Officer and Chairman of our Board of Directors effective on November 1, 2019. Since March 1998, Mr. Parson has worked at J.P. Morgan Securities LLC and is currently a Managing Director in J.P. Morgan’s Special Opportunities Group. Mr. Parson joined the Company’s board effective April 24, 2017 when he was designated by JPMorgan Chase Funding Inc. (as the holder of the Company’s Cumulative Convertible Series B-2 Preferred Stock) to serve as a member of the Company’s board (the “Series B-2 Director”). In addition, Mr. Parson currently serves on the Investment Committee of the Board of Directors. Effective on the Commencement Date, Mr. Parson will report to the Board of Directors of the Company and will serve as Chairman of the Board of Directors. In addition, from September 3, 2019 until the Commencement Date, Mr. Parson will serve as co-Chairman of the Board of Directors.

As described above in Item 1.01, the Company and Mr. Parson entered into the Parson Employment Agreement whereby Mr. Parson will receive a base salary and be entitled to receive certain bonus payments, restricted stock awards, a relocation allowance, and other benefits of the type generally provided to persons occupying a similar position, the terms of which were generally described in Item 1.01 above and which description is incorporated herein.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibits	Exhibit Description
10.1	Executive Employment Agreement between IMH Financial Corporation, IMH Management Services, LLC and Chadwick Parson, dated August 30, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 6, 2019

IMH FINANCIAL CORPORATION

By:	/s/ Lawrence D. Bain
Lawrence D. Bain Chief Executive Officer

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